UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 1)*

Under the Securities Exchange Act of 1934

ISTAR FINANCIAL INC.

(Name of Issuer)

Common Stock, par value $0.001

(Title of Class of Securities)

45031U101

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Investment Master Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 776,654 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 776,654 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 776,654 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 776,654 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 776,654 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 776,654 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

13	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Capital Management, LLC

14	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

15	SEC Use Only

16	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	17	Sole Voting Power

	18	Shared Voting Power 776,654 shares of Common Stock

	19	Sole Dispositive Power

	20	Shared Dispositive Power 776,654 shares of Common Stock

21	Aggregate Amount Beneficially Owned by Each Reporting Person 776,654 shares of Common Stock

22	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

23	Percent of Class Represented by Amount in Row (9) 0.9%

24	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

25	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management, L.P.

26	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

27	SEC Use Only

28	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	29	Sole Voting Power

	30	Shared Voting Power 776,654 shares of Common Stock

	31	Sole Dispositive Power

	32	Shared Dispositive Power 776,654 shares of Common Stock

33	Aggregate Amount Beneficially Owned by Each Reporting Person 776,654 shares of Common Stock

34	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

35	Percent of Class Represented by Amount in Row (9) 0.9%

36	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

37	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management GP, LLC

38	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

39	SEC Use Only

40	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	41	Sole Voting Power

	42	Shared Voting Power 776,654 shares of Common Stock

	43	Sole Dispositive Power

	44	Shared Dispositive Power 776,654 shares of Common Stock

45	Aggregate Amount Beneficially Owned by Each Reporting Person 776,654 shares of Common Stock

46	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

47	Percent of Class Represented by Amount in Row (9) 0.9%

48	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

49	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Special Opportunities Managed Account, L.P.

50	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

51	SEC Use Only

52	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	53	Sole Voting Power

	54	Shared Voting Power 1,602,479 shares of Common Stock

	55	Sole Dispositive Power

	56	Shared Dispositive Power 1,602,479 shares of Common Stock

57	Aggregate Amount Beneficially Owned by Each Reporting Person 1,602,479 shares of Common Stock

58	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

59	Percent of Class Represented by Amount in Row (9) 1.8%

60	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

61	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SOMA Advisors, L.P.

62	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

63	SEC Use Only

64	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	65	Sole Voting Power

	66	Shared Voting Power 1,602,479 shares of Common Stock

	67	Sole Dispositive Power

	68	Shared Dispositive Power 1,602,479 shares of Common Stock

69	Aggregate Amount Beneficially Owned by Each Reporting Person 1,602,479 shares of Common Stock

70	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

71	Percent of Class Represented by Amount in Row (9) 1.8%

72	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

73	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SOMA Capital Management, LLC

74	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

75	SEC Use Only

76	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	77	Sole Voting Power

	78	Shared Voting Power 1,602,479 shares of Common Stock

	79	Sole Dispositive Power

	80	Shared Dispositive Power 1,602,479 shares of Common Stock

81	Aggregate Amount Beneficially Owned by Each Reporting Person 1,602,479 shares of Common Stock

82	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

83	Percent of Class Represented by Amount in Row (9) 1.8%

84	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

85	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Management, L.P.

86	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

87	SEC Use Only

88	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	89	Sole Voting Power

	90	Shared Voting Power 1,602,479 shares of Common Stock

	91	Sole Dispositive Power

	92	Shared Dispositive Power 1,602,479 shares of Common Stock

93	Aggregate Amount Beneficially Owned by Each Reporting Person 1,602,479 shares of Common Stock

94	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

95	Percent of Class Represented by Amount in Row (9) 1.8%

96	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

97	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Management GP, LLC

98	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

99	SEC Use Only

100	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	101	Sole Voting Power

	102	Shared Voting Power 1,602,479 shares of Common Stock

	103	Sole Dispositive Power

	104	Shared Dispositive Power 1,602,479 shares of Common Stock

105	Aggregate Amount Beneficially Owned by Each Reporting Person 1,602,479 shares of Common Stock

106	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

107	Percent of Class Represented by Amount in Row (9) 1.8%

108	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

109	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Centre Street Partnership, L.P.

110	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

111	SEC Use Only

112	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	113	Sole Voting Power

	114	Shared Voting Power 955,162 shares of Common Stock

	115	Sole Dispositive Power

	116	Shared Dispositive Power 955,162 shares of Common Stock

117	Aggregate Amount Beneficially Owned by Each Reporting Person 955,162 shares of Common Stock

118	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

119	Percent of Class Represented by Amount in Row (9) 1.1%

120	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

121	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Centre Street Management, LLC

122	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

123	SEC Use Only

124	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	125	Sole Voting Power

	126	Shared Voting Power 955,162 shares of Common Stock

	127	Sole Dispositive Power

	128	Shared Dispositive Power 955,162 shares of Common Stock

129	Aggregate Amount Beneficially Owned by Each Reporting Person 955,162 shares of Common Stock

130	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

131	Percent of Class Represented by Amount in Row (9) 1.1%

132	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

133	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Strategies Master Fund Ltd.

134	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

135	SEC Use Only

136	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	137	Sole Voting Power

	138	Shared Voting Power 2,046,692 shares of Common Stock

	139	Sole Dispositive Power

	140	Shared Dispositive Power 2,046,692 shares of Common Stock

141	Aggregate Amount Beneficially Owned by Each Reporting Person 2,046,692 shares of Common Stock

142	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

143	Percent of Class Represented by Amount in Row (9) 2.4%

144	Type of Reporting Person (See Instructions) CO

CUSIP No. 45031U101

145	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Fund Management LLC

146	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

147	SEC Use Only

148	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	149	Sole Voting Power

	150	Shared Voting Power 2,046,692 shares of Common Stock

	151	Sole Dispositive Power

	152	Shared Dispositive Power 2,046,692 shares of Common Stock

153	Aggregate Amount Beneficially Owned by Each Reporting Person 2,046,692 shares of Common Stock

154	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

155	Percent of Class Represented by Amount in Row (9) 2.4%

156	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

157	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Operating LP

158	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

159	SEC Use Only

160	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	161	Sole Voting Power

	162	Shared Voting Power 2,046,692 shares of Common Stock

	163	Sole Dispositive Power

	164	Shared Dispositive Power 2,046,692 shares of Common Stock

165	Aggregate Amount Beneficially Owned by Each Reporting Person 2,046,692 shares of Common Stock

166	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

167	Percent of Class Represented by Amount in Row (9) 2.4%

168	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

169	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo ST Capital LLC

170	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

171	SEC Use Only

172	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	173	Sole Voting Power

	174	Shared Voting Power 2,046,692 shares of Common Stock

	175	Sole Dispositive Power

	176	Shared Dispositive Power 2,046,692 shares of Common Stock

177	Aggregate Amount Beneficially Owned by Each Reporting Person 2,046,692 shares of Common Stock

178	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

179	Percent of Class Represented by Amount in Row (9) 2.4%

180	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

181	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ST Management Holdings LLC

182	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

183	SEC Use Only

184	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	185	Sole Voting Power

	186	Shared Voting Power 2,046,692 shares of Common Stock

	187	Sole Dispositive Power

	188	Shared Dispositive Power 2,046,692 shares of Common Stock

189	Aggregate Amount Beneficially Owned by Each Reporting Person 2,046,692 shares of Common Stock

190	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

191	Percent of Class Represented by Amount in Row (9) 2.4%

192	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

193	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SK Strategic Investments, L.P.

194	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

195	SEC Use Only

196	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	197	Sole Voting Power

	198	Shared Voting Power 496,353 shares of Common Stock

	199	Sole Dispositive Power

	200	Shared Dispositive Power 496,353 shares of Common Stock

201	Aggregate Amount Beneficially Owned by Each Reporting Person 496,353 shares of Common Stock

202	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

203	Percent of Class Represented by Amount in Row (9) 0.6%

204	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

205	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SK Strategic Management, LLC

206	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

207	SEC Use Only

208	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	209	Sole Voting Power

	210	Shared Voting Power 496,353 shares of Common Stock

	211	Sole Dispositive Power

	212	Shared Dispositive Power 496,353 shares of Common Stock

213	Aggregate Amount Beneficially Owned by Each Reporting Person 496,353 shares of Common Stock

214	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

215	Percent of Class Represented by Amount in Row (9) 0.6%

216	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

217	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Spectrum Fund, L.P.

218	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

219	SEC Use Only

220	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	221	Sole Voting Power

	222	Shared Voting Power 196,569 shares of Common Stock

	223	Sole Dispositive Power

	224	Shared Dispositive Power 196,569 shares of Common Stock

225	Aggregate Amount Beneficially Owned by Each Reporting Person 196,569 shares of Common Stock

226	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

227	Percent of Class Represented by Amount in Row (9) 0.2%

228	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

229	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Spectrum Advisors, LLC

230	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

231	SEC Use Only

232	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	233	Sole Voting Power

	234	Shared Voting Power 196,569 shares of Common Stock

	235	Sole Dispositive Power

	236	Shared Dispositive Power 196,569 shares of Common Stock

237	Aggregate Amount Beneficially Owned by Each Reporting Person 196,569 shares of Common Stock

238	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

239	Percent of Class Represented by Amount in Row (9) 0.2%

240	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

241	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Spectrum Management, LLC

242	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

243	SEC Use Only

244	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	245	Sole Voting Power

	246	Shared Voting Power 196,569 shares of Common Stock

	247	Sole Dispositive Power

	248	Shared Dispositive Power 196,569 shares of Common Stock

249	Aggregate Amount Beneficially Owned by Each Reporting Person 196,569 shares of Common Stock

250	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

251	Percent of Class Represented by Amount in Row (9) 0.2%

252	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

253	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Franklin Partnership, L.P.

254	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

255	SEC Use Only

256	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	257	Sole Voting Power

	258	Shared Voting Power 284,975 shares of Common Stock

	259	Sole Dispositive Power

	260	Shared Dispositive Power 284,975 shares of Common Stock

261	Aggregate Amount Beneficially Owned by Each Reporting Person 284,975 shares of Common Stock

262	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

263	Percent of Class Represented by Amount in Row (9) 0.3%

264	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

265	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Franklin Management, LLC

266	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

267	SEC Use Only

268	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	269	Sole Voting Power

	270	Shared Voting Power 284,975 shares of Common Stock

	271	Sole Dispositive Power

	272	Shared Dispositive Power 284,975 shares of Common Stock

273	Aggregate Amount Beneficially Owned by Each Reporting Person 284,975 shares of Common Stock

274	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

275	Percent of Class Represented by Amount in Row (9) 0.3%

276	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

277	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo TR Opportunistic Ltd.

278	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

279	SEC Use Only

280	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	281	Sole Voting Power

	282	Shared Voting Power 318,102 shares of Common Stock

	283	Sole Dispositive Power

	284	Shared Dispositive Power 318,102 shares of Common Stock

285	Aggregate Amount Beneficially Owned by Each Reporting Person 318,102 shares of Common Stock

286	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

287	Percent of Class Represented by Amount in Row (9) 0.4%

288	Type of Reporting Person (See Instructions) CO

CUSIP No. 45031U101

289	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Total Return Master Fund LP

290	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

291	SEC Use Only

292	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	293	Sole Voting Power

	294	Shared Voting Power 318,102 shares of Common Stock

	295	Sole Dispositive Power

	296	Shared Dispositive Power 318,102 shares of Common Stock

297	Aggregate Amount Beneficially Owned by Each Reporting Person 318,102 shares of Common Stock

298	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

299	Percent of Class Represented by Amount in Row (9) 0.4%

300	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

301	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Total Return Management LLC

302	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

303	SEC Use Only

304	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	305	Sole Voting Power

	306	Shared Voting Power 318,102 shares of Common Stock

	307	Sole Dispositive Power

	308	Shared Dispositive Power 318,102 shares of Common Stock

309	Aggregate Amount Beneficially Owned by Each Reporting Person 318,102 shares of Common Stock

310	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

311	Percent of Class Represented by Amount in Row (9) 0.4%

312	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

313	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Alternative Credit Long Short Fund, L.P.

314	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

315	SEC Use Only

316	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	317	Sole Voting Power

	318	Shared Voting Power 57,836 shares of Common Stock

	319	Sole Dispositive Power

	320	Shared Dispositive Power 57,836 shares of Common Stock

321	Aggregate Amount Beneficially Owned by Each Reporting Person 57,836 shares of Common Stock

322	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

323	Percent of Class Represented by Amount in Row (9) 0.1%

324	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

325	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Alternative Credit Long Short Advisors, LLC

326	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

327	SEC Use Only

328	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	329	Sole Voting Power

	330	Shared Voting Power 57,836 shares of Common Stock

	331	Sole Dispositive Power

	332	Shared Dispositive Power 57,836 shares of Common Stock

333	Aggregate Amount Beneficially Owned by Each Reporting Person 57,836 shares of Common Stock

334	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

335	Percent of Class Represented by Amount in Row (9) 0.1%

336	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

337	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Alternative Credit Long Short Management, LLC

338	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

339	SEC Use Only

340	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	341	Sole Voting Power

	342	Shared Voting Power 57,836 shares of Common Stock

	343	Sole Dispositive Power

	344	Shared Dispositive Power 57,836 shares of Common Stock

345	Aggregate Amount Beneficially Owned by Each Reporting Person 57,836 shares of Common Stock

346	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

347	Percent of Class Represented by Amount in Row (9) 0.1%

348	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

349	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management, L.P.

350	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

351	SEC Use Only

352	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	353	Sole Voting Power

	354	Shared Voting Power 6,734,822 shares of Common Stock

	355	Sole Dispositive Power

	356	Shared Dispositive Power 6,734,822 shares of Common Stock

357	Aggregate Amount Beneficially Owned by Each Reporting Person 6,734,822 shares of Common Stock

358	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

359	Percent of Class Represented by Amount in Row (9) 7.3%

360	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

361	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management GP, LLC

362	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

363	SEC Use Only

364	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	365	Sole Voting Power

	366	Shared Voting Power 6,734,822 shares of Common Stock

	367	Sole Dispositive Power

	368	Shared Dispositive Power 6,734,822 shares of Common Stock

369	Aggregate Amount Beneficially Owned by Each Reporting Person 6,734,822 shares of Common Stock

370	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

371	Percent of Class Represented by Amount in Row (9) 7.3%

372	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

373	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II, L.P.

374	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

375	SEC Use Only

376	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	377	Sole Voting Power

	378	Shared Voting Power 2,575,702 shares of Common Stock

	379	Sole Dispositive Power

	380	Shared Dispositive Power 2,575,702 shares of Common Stock

381	Aggregate Amount Beneficially Owned by Each Reporting Person 2,575,702 shares of Common Stock

382	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

383	Percent of Class Represented by Amount in Row (9) 2.9%

384	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

385	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II GP, LLC

386	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

387	SEC Use Only

388	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	389	Sole Voting Power

	390	Shared Voting Power 2,575,702 shares of Common Stock

	391	Sole Dispositive Power

	392	Shared Dispositive Power 2,575,702 shares of Common Stock

393	Aggregate Amount Beneficially Owned by Each Reporting Person 2,575,702 shares of Common Stock

394	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

395	Percent of Class Represented by Amount in Row (9) 2.9%

396	Type of Reporting Person (See Instructions) OO

CUSIP No. 45031U101

397	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings IX, L.P.

398	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

399	SEC Use Only

400	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	401	Sole Voting Power

	402	Shared Voting Power 57,836 shares of Common Stock

	403	Sole Dispositive Power

	404	Shared Dispositive Power 57,836 shares of Common Stock

405	Aggregate Amount Beneficially Owned by Each Reporting Person 57,836 shares of Common Stock

406	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

407	Percent of Class Represented by Amount in Row (9) 0.1%

408	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

409	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings IX GP, Ltd

410	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

411	SEC Use Only

412	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	413	Sole Voting Power

	414	Shared Voting Power 57,836 shares of Common Stock

	415	Sole Dispositive Power

	416	Shared Dispositive Power 57,836 shares of Common Stock

417	Aggregate Amount Beneficially Owned by Each Reporting Person 57,836 shares of Common Stock

418	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

419	Percent of Class Represented by Amount in Row (9) 0.1%

420	Type of Reporting Person (See Instructions) CO

CUSIP No. 45031U101

421	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

422	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

423	SEC Use Only

424	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	425	Sole Voting Power

	426	Shared Voting Power 6,734,822 shares of Common Stock

	427	Sole Dispositive Power

	428	Shared Dispositive Power 6,734,822 shares of Common Stock

429	Aggregate Amount Beneficially Owned by Each Reporting Person 6,734,822 shares of Common Stock

430	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

431	Percent of Class Represented by Amount in Row (9) 7.3%

432	Type of Reporting Person (See Instructions) PN

CUSIP No. 45031U101

433	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

434	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

435	SEC Use Only

436	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	437	Sole Voting Power

	438	Shared Voting Power 6,734,822 shares of Common Stock

	439	Sole Dispositive Power

	440	Shared Dispositive Power 6,734,822 shares of Common Stock

441	Aggregate Amount Beneficially Owned by Each Reporting Person 6,734,822 shares of Common Stock

442	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

443	Percent of Class Represented by Amount in Row (9) 7.3%

444	Type of Reporting Person (See Instructions) OO

Item 1.	(a)	Name of Issuer iStar Financial Inc.
	(b)	Address of Issuer’s Principal Executive Offices 1114 Avenue of the Americas, 39th Floor New York, New York 10036

Item 2.	(a)

Name of Person Filing
This statement is filed by (i) Apollo Value Investment Master Fund, L.P. (“Value Master Fund”), (ii) Apollo Value Advisors, L.P. (“Value Advisors”), (iii) Apollo Value Capital Management, LLC (“Value Capital Management”), (iv) Apollo Value Management, L.P. (“Value Management”), (v) Apollo Value Management GP, LLC (“Value Management GP”), (vi) Apollo Special Opportunities Managed Account, L.P. (“SOMA Fund”), (vii) Apollo SOMA Advisors, L.P. (“SOMA Advisors”), (viii) Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), (ix) Apollo SVF Management, L.P. (“SVF Management”), (x) Apollo SVF Management GP, LLC (“SVF Management GP”), (xi) Apollo Centre Street Partnership, L.P. (“Centre Street LP”), (xii) Apollo Centre Street Management, LLC (“Centre Street Management”), (xiii) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”), (xiv) Apollo ST Fund Management LLC (“ST Management”), (xv) Apollo ST Operating LP (“ST Operating”), (xvi) Apollo ST Capital LLC (“ST Capital”), (xvii) ST Management Holdings LLC (“ST Management Holdings”), (xviii) Apollo SK Strategic Investments, L.P. (“SK Strategic LP”), (xix) Apollo SK Strategic Management, LLC (“SK Strategic Management”), (xx) Apollo Capital Spectrum Fund, L.P. (“Capital Spectrum”), (xxi) Apollo Capital Spectrum Advisors, LLC (“Capital Spectrum Advisors”), (xxii) Apollo Capital Spectrum Management, LLC (“Capital Spectrum Management”), (xxiii) Apollo Franklin Partnership, L.P. (“Apollo Franklin”), (xxiv) Apollo Franklin Management, LLC (“Franklin Management”), (xxv) Apollo TR Opportunistic Ltd. (“TR Opportunistic”), (xxvi) Apollo Total Return Master Fund LP (“TR Master Fund”), (xxvii) Apollo Total Return Management LLC (“TR Management”), (xxviii) Apollo Alternative Credit Long Short Fund, L.P. (“AA Credit LP”), (xix) Apollo Alternative Credit Long Short Advisors, LLC (“AA Credit Advisors”), (xxx) Apollo Alternative Credit Long Short Management, LLC (“AA Credit Management”), (xxxi) Apollo Capital Management, L.P. (“Capital Management”), (xxxii) Apollo Capital Management GP, LLC (“Capital Management GP”), (xxxiii) Apollo Principal Holdings II, L.P. (“Principal II”), (xxxiv) Apollo Principal Holdings II GP, LLC (“Principal II GP”), (xxxv) Apollo Principal Holdings IX, L.P. (“Principal IX”), (xxxvi) Apollo Principal Holdings IX GP, Ltd (“Principal IX GP”), (xxxvii) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxxviii) Apollo Management Holdings GP, LLC (“Management Holdings GP”).

Value Master Fund, SOMA Fund, Centre Street LP, Credit Strategies, SK Strategic LP, Capital Spectrum, Apollo Franklin, TR Opportunistic and AA Credit LP each hold securities of the Issuer.  Value Advisors serves as the managing general partner of Value Master Fund, and Value Capital Management serves as the general partner of Value Advisors.  Value Management serves as the manager of Value Master Fund, and Value Management GP serves as the general partner of Value Management.  SOMA Advisors serves as the general partner of SOMA Fund, and SOMA Capital Management serves as the general partner of SOMA Advisors.  SVF Management serves as the manager of SOMA Fund, and SVF Management GP serves as the general partner of SVF Management.  Centre Street Management serves as the investment manager for Centre Street LP.  ST Management serves as the investment manager for Credit Strategies.  ST Operating is the sole member of ST Management.  The general partner of ST Operating is ST Capital.  ST Management Holdings is the sole member of ST Capital.  SK Strategic Management serves as the investment manager for SK Strategic LP.  Capital Spectrum Advisors serves as the general partner of Capital Spectrum, and Capital Spectrum Management serves as the investment manager for Capital Spectrum.  Franklin Management serves as the investment manager for Apollo Franklin.  TR Master Fund is the sole shareholder of TR Opportunistic, and TR Management serves as the investment manager for TR Master Fund.  AA Credit Advisors is the general partner of AA Credit LP, and AA Credit Management serves as the investment manager for AA Credit LP

Capital Management serves as the sole member and manager of Value Management GP, SVF Management GP, Centre Street Management, ST Management Holdings, SK Strategic Management, Capital Spectrum Management, Franklin Management, TR Management and AA Credit Management.  Capital Management GP serves as the general partner of Capital Management.  Principal II serves as the sole member and manager of Value Capital Management, SOMA Capital Management and Capital Spectrum Advisors, and Principal II GP serves as the general partner of Principal II.  Principal IX is the sole member of AA Credit Advisors, and Principal IX GP is the general partner of Principal IX.  Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.  Value Master Fund, Value Advisors, Value Capital Management, Value Management, Value Management GP, SOMA Fund, SOMA Advisors, SOMA Capital Management, SVF Management, SVF Management GP, Centre Street LP, Centre Street Management, Credit Strategies, ST Management, ST Operating, ST Capital, ST Management Holdings, SK Strategic LP, SK Strategic Management, Capital Spectrum, Capital Spectrum Advisors, Capital Spectrum Management, Apollo Franklin, Franklin Management, TR Opportunistic, TR Master Fund, TR Management, AA Credit LP, AA Credit Advisors, AA Credit Management, Capital Management, Capital Management GP, Principal II, Principal II GP, Principal IX, Principal IX GP, Management Holdings and Management Holdings GP are collectively referred to herein as the “Reporting Persons.”

(b)

Address of Principal Business Office or, if none, Residence
The principal office of Value Master Fund, Credit Strategies, Capital Spectrum, TR Opportunistic and TR Master Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1 1104, Cayman Islands.  The principal office of Principal IX and Principal IX GP is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town, Grand Cayman KY1-9005, Cayman Islands.  The principal office of Value Advisors, Value Capital Management, SOMA Fund, SOMA Advisors, SOMA Capital Management, Centre Street LP, Centre Street Management, SK Strategic LP, Capital Spectrum Advisors, Apollo Franklin, AA Credit LP, AA Credit Advisors, AA Credit Management, Principal II and Principal II GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of each of Value Management, Value Management GP, SVF Management, SVF Management GP, ST Management, ST Operating, ST Capital, ST Management Holdings, SK Strategic Management, Capital Spectrum Management, Franklin Management, TR Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

	(c)

Citizenship
Value Advisors, Value Management, SOMA Fund, SOMA Advisors, SVF Management, Centre Street LP, ST Operating, Apollo Franklin, AA Credit LP, Capital Management, Principal II and Management Holdings are each Delaware limited partnerships.  Value Capital Management, Value Management GP, SOMA Capital Management, SVF Management GP, Centre Street Management, ST Management, ST Capital, ST Management Holdings, SK Strategic Management, Capital Spectrum Advisors, Capital Spectrum Management, Franklin Management, TR Management, AA Credit Advisors, AA Credit Management, Management GP, Principal II GP and Management Holdings GP are each Delaware limited liability companies. Value Master Fund, SK Strategic LP, Capital Spectrum, TR Master Fund and Principal IX are each exempted limited partnerships registered in the Cayman Islands.  Credit Strategies, TR Opportunistic and Principal IX GP are each exempted companies incorporated in the Cayman Islands with limited liability.

	(d)	Title of Class of Securities Common stock, par value $0.001 (the “Common Stock”).
	(e)	CUSIP Number 45031U101

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
	Not applicable.

Item 4.	Ownership.

	(a)	Amount beneficially owned:
		Value Master Fund:	776,654
		Value Advisors:	776,654
		Value Capital Management:	776,654
		Value Management:	776,654
		Value Management GP:	776,654
		SOMA Fund:	1,602,479
		SOMA Advisors:	1,602,479
		SOMA Capital Management:	1,602,479
		SVF Management:	1,602,479
		SVF Management GP:	1,602,479
		Centre Street LP:	955,162
		Centre Street Management:	955,162
		Credit Strategies:	2,046,692
		ST Management:	2,046,692
		ST Operating:	2,046,692
		ST Capital:	2,046,692
		ST Management Holdings:	2,046,692
		SK Strategic LP:	496,353
		SK Strategic Management:	496,353
		Capital Spectrum:	196,569
		Capital Spectrum Advisors:	196,569
		Capital Spectrum Management:	196,569
		Apollo Franklin:	284,975
		Franklin Management:	284,975
		TR Opportunistic:	318,102
		TR Master Fund:	318,102
		TR Management:	318,102
		AA Credit LP:	57,836
		AA Credit Advisors:	57,836
		AA Credit Management:	57,836
		Capital Management:	6,734,822
		Capital Management GP:	6,734,822
		Principal II:	2,575,702
		Principal II GP:	2,575,702
		Principal IX:	57,836
		Principal IX GP:	57,836
		Management Holdings:	6,734,822
		Management Holdings GP:	6,734,822

This report includes securities of the Issuer held by Value Master Fund, SOMA Fund, Centre Street LP, Credit Strategies, SK Strategic LP, Capital Spectrum, Apollo Franklin, TR Opportunistic and AA Credit LP as of February 6, 2015.  The shares of Common Stock reported as beneficially owned by the Reporting Persons include shares of Common Stock held of record by Capital Spectrum, Value Master Fund and Credit Strategies,, as well as shares of Common Stock issuable upon conversion of the 1.5% Convertible Senior Notes due 2016, the 3.0% Convertible Senior Notes due 2016 and the 4.5% Series J Cumulative Convertible Perpetual Preferred Stock of the Issuer that are held by Value Master Fund, SOMA Fund, Centre Street LP, Credit Strategies, SK Strategic LP, Apollo Franklin, TR Opportunistic and AA Credit LP, as applicable.  In addition, the shares of Common Stock reported as beneficially owned by the Reporting Persons include shares of Common Stock subject to call options held by Master Value Fund and Credit Strategies, respectively.

Value Master Fund, SOMA Fund, Centre Street LP, Credit Strategies, SK Strategic LP, Capital Spectrum, Apollo Franklin, TR Opportunistic and AA Credit LP each disclaims beneficial ownership of all shares of the Common Stock included in this report other than the shares of Common Stock held of record by, or issuable upon conversion or exercise of the securities of the Issuer held by, such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.  Value Advisors, Value Capital Management, Value Management, Value Management GP, SOMA Advisors, SOMA Capital Management, SVF Management, SVF Management GP, Centre Street Management, ST Management, ST Operating, ST Capital, ST Management Holdings, SK Strategic Management, Capital Spectrum Advisors, Capital Spectrum Management, Franklin Management, TR Master Fund, TR Management, AA Credit Advisors, AA Credit Management, Capital Management, Capital Management GP, Principal II, Principal II GP, Principal IX, Principal IX GP, Management Holdings and Management Holdings GP , and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers of Principal II GP, the directors of Principal IX GP, and the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:
	Value Master Fund:	0.9%
	Value Advisors:	0.9%
	Value Capital Management:	0.9%
	Value Management:	0.9%
	Value Management GP:	0.9%
	SOMA Fund:	1.8%
	SOMA Advisors:	1.8%
	SOMA Capital Management:	1.8%
	SVF Management:	1.8%
	SVF Management GP:	1.8%
	Centre Street LP:	1.1%
	Centre Street Management:	1.1%
	Credit Strategies:	2.4%
	ST Management:	2.4%
	ST Operating:	2.4%
	ST Capital:	2.4%
	ST Management Holdings:	2.4%
	SK Strategic LP:	0.6%
	SK Strategic Management:	0.6%
	Capital Spectrum:	0.2%
	Capital Spectrum Advisors:	0.2%
	Capital Spectrum Management:	0.2%
	Apollo Franklin:	0.3%
	Franklin Management:	0.3%
	TR Opportunistic:	0.4%
	TR Master Fund:	0.4%
	TR Management:	0.4%
	AA Credit LP:	0.1%
	AA Credit Advisors:	0.1%
	AA Credit Management:	0.1%
	Capital Management:	7.4%
	Capital Management GP:	7.4%
	Principal II:	2.9%
	Principal II GP:	2.9%
	Principal IX:	0.1%
	Principal IX GP:	0.1%
	Management Holdings:	7.4%
	Management Holdings GP:	7.4%

The percentage amounts are based on 85,171,859 shares of Common Stock outstanding as of October 28, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2014, plus, where applicable, the shares of Common Stock issuable upon conversion of the 1.5% Convertible Senior Notes due 2016, the 3.0% Convertible Senior Notes due 2016 and the 4.5% Series J Cumulative Convertible Perpetual Preferred Stock of the Issuer.

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons

	(ii)	Shared power to vote or to direct the vote:
		Value Master Fund	776,654
		Value Advisors:	776,654
		Value Capital Management:	776,654
		Value Management:	776,654
		Value Management GP:	776,654
		SOMA Fund:	1,602,479
		SOMA Advisors:	1,602,479
		SOMA Capital Management:	1,602,479
		SVF Management:	1,602,479
		SVF Management GP:	1,602,479
		Centre Street LP:	955,162
		Centre Street Management:	955,162
		Credit Strategies:	2,046,692
		ST Management:	2,046,692
		ST Operating:	2,046,692
		ST Capital:	2,046,692
		ST Management Holdings:	2,046,692
		SK Strategic LP:	496,353
		SK Strategic Management:	496,353
		Capital Spectrum:	196,569
		Capital Spectrum Advisors:	196,569
		Capital Spectrum Management:	196,569
		Apollo Franklin:	284,975
		Franklin Management:	284,975
		TR Opportunistic:	318,102
		TR Master Fund:	318,102
		TR Management:	318,102
		AA Credit LP:	57,836
		AA Credit Advisors:	57,836
		AA Credit Management:	57,836
		Capital Management:	6,734,822
		Capital Management GP:	6,734,822
		Principal II:	2,575,702
		Principal II GP:	2,575,702
		Principal IX:	57,836
		Principal IX GP:	57,836
		Management Holdings:	6,734,822
		Management Holdings GP:	6,734,822

(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons

(iv)	Shared power to dispose or to direct the disposition of:
	Value Master Fund:	776,654
	Value Advisors:	776,654
	Value Capital Management:	776,654
	Value Management:	776,654
	Value Management GP:	776,654
	SOMA Fund:	1,602,479
	SOMA Advisors:	1,602,479
	SOMA Capital Management:	1,602,479
	SVF Management:	1,602,479
	SVF Management GP:	1,602,479
	Centre Street LP:	955,162
	Centre Street Management:	955,162
	Credit Strategies:	2,046,692
	ST Management:	2,046,692
	ST Operating:	2,046,692
	ST Capital:	2,046,692
	ST Management Holdings:	2,046,692
	SK Strategic LP:	496,353
	SK Strategic Management:	496,353
	Capital Spectrum:	196,569
	Capital Spectrum Advisors:	196,569
	Capital Spectrum Management:	196,569
	Apollo Franklin:	284,975
	Franklin Management:	284,975
	TR Opportunistic:	318,102
	TR Master Fund:	318,102
	TR Management:	318,102
	AA Credit LP:	57,836
	AA Credit Advisors:	57,836
	AA Credit Management:	57,836
	Capital Management:	6,734,822
	Capital Management GP:	6,734,822
	Principal II:	2,575,702
	Principal II GP:	2,575,702
	Principal IX:	57,836
	Principal IX GP:	57,836
	Management Holdings:	6,734,822
	Management Holdings GP:	6,734,822

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2015

APOLLO VALUE INVESTMENT MASTER FUND, L.P.

By:	Apollo Value Advisors, L.P.
its managing general partner

	By:	Apollo Value Capital Management, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO VALUE ADVISORS, L.P.

By:	Apollo Value Capital Management, LLC
its general partner

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO VALUE CAPITAL MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO VALUE MANAGEMENT, L.P.

By:	Apollo Value Management GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO VALUE MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SPECIAL OPPORTUNITIES MANAGED ACCOUNT, L.P.

By:	Apollo SOMA Advisors, L.P.
its general partner

	By:		Apollo SOMA Capital Management, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SOMA ADVISORS, L.P.

By:	Apollo SOMA Capital Management, LLC
its general partner

	By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SOMA CAPITAL MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SVF MANAGEMENT, L.P.

By:	Apollo SVF Management GP, LLC
its general partner

	By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SVF MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CENTRE STREET PARTNERSHIP, L.P.

By:	Apollo Centre Street Advisors (APO DC), L.P.
its general partner

	By:	Apollo Centre Street Advisors (APO DC-GP), LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CENTRE STREET MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC
its investment manager

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC
its general partner

	By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ST CAPITAL LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

ST MANAGEMENT HOLDINGS LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SK STRATEGIC INVESTMENTS, L.P.

By:	Apollo SK Strategic Advisors, L.P.
its general partner

	By:		Apollo SK Strategic Advisors, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SK STRATEGIC MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.
its sole member

	By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL SPECTRUM FUND, L.P.

By:	Apollo Capital Spectrum Advisors, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL SPECTRUM ADVISORS, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL SPECTRUM MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO FRANKLIN PARTNERSHIP, L.P.

By:	Apollo Franklin Advisors (APO DC), L.P.
its general partner

	By:	Apollo Franklin Advisors (APO DC-GP), LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO FRANKLIN MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO TR OPPORTUNISTIC LTD.

By:	Apollo Total Return Master Fund LP
its sole shareholder

	By:	Apollo Total Return Advisors LP
its general partner

		By:	Apollo Total Return Advisors GP LLC
its general partner

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO TOTAL RETURN MASTER FUND LP

By:	Apollo Total Return Advisors LP
its general partner

	By:	Apollo Total Return Advisors GP LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ALTERNATIVE CREDIT LONG SHORT FUND, L.P.

By:	Apollo Alternative Credit Long Short Advisors, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ALTERNATIVE CREDIT LONG SHORT ADVISORS, LLC

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ALTERNATIVE CREDIT LONG SHORT MANAGEMENT, LLC

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:		Apollo Capital Management GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS II, L.P.

By:		Apollo Principal Holdings II GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS II GP, LLC

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS IX, L.P.

By:		Apollo Principal Holdings IX GP, Ltd.
its general partner

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS IX GP, LTD.

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:		Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President